Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR

AND FOURTH-QUARTER 2014 RESULTS

Highlights

•	Record net income per share, as adjusted[1], of $3.20 (diluted) for the year ended December 31, 2014, and record quarterly net income per share of $1.29 (diluted), compared to $2.01 (diluted) and $0.81 (diluted) for the respective 2013 periods[2]

•	Record annual operating revenue[1] of $2,340 million for 2014, up 15% from full-year 2013; record fourth-quarter operating revenue of $646 million, up 4% from fourth-quarter 2013

•	Financial Advisory 2014 operating revenue of $1,207 million, up 23% from full-year 2013; fourth-quarter operating revenue of $359 million, up 14% from prior-year period

•	Record M&A and Other Advisory 2014 operating revenue of $1,011 million, up 31% from full-year 2013; fourth-quarter operating revenue of $297 million, up 17% from prior-year period

•	Record Asset Management 2014 operating revenue of $1,120 million, up 9% from full-year 2013; fourth-quarter operating revenue of $284 million, down 3% from prior-year period

•	Assets under management of $197 billion as of December 31, 2014, up 5% from December 31, 2013, and flat to September 30, 2014; net inflows of $11.3 billion for full-year 2014 and $3.1 billion for fourth-quarter 2014

•	Return of capital to shareholders totaling $425 million[3] in 2014

•	Special dividend of $1.00 per share declared on February 4, 2015

($ in millions, except per share data and AUM)	Year Ended December 31,			Quarter Ended December 31,
	2014	2013	%’14-’13	2014	2013	%’14-’13
As Adjusted[1,2]
Operating revenue	$2,340	$2,034	15%	$646	$620	4%
Financial Advisory	$1,207	$981	23%	$359	$315	14%
Asset Management	$1,120	$1,024	9%	$284	$293	(3)%
Net income	$428	$269	59%	$172	$110	57%
Diluted net income per share	$3.20	$2.01	59%	$1.29	$0.81	59%

U.S. GAAP
Net income	$427	$160	167%	$172	$53	225%
Diluted net income per share	$3.20	$1.21	164%	$1.29	$0.40	223%

Supplemental Data
Ending AUM ($ in billions)	$197	$187	5%
Average AUM ($ in billions)	$196	$174	13%	$196	$184	7%

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 14 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 22.

NEW YORK, February 5, 2015 – Lazard Ltd (NYSE: LAZ) today reported record operating revenue1 of $2,340 million for the year ended December 31, 2014. Net income, as adjusted1, was a record $428 million, or $3.20 per share (diluted). Net income on a U.S. GAAP basis was a record $427 million, or $3.20 per share (diluted).

Fourth-quarter 2014 operating revenue1 was a record $646 million. Net income, as adjusted1 and on a U.S. GAAP basis, was a quarterly record of $172 million, or $1.29 per share (diluted).

A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 22 of this press release.

“Lazard’s results reflect strong performance across both our businesses,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We have achieved our financial goals while investing in the firm and strengthening our market position. All of Lazard’s stakeholders have benefitted from this achievement: our clients, our shareholders and our employees.”

“We have established a solid foundation for profitable growth,” said Mr. Jacobs. “Lazard has a powerful global franchise with distinct positioning, capacity for increased activity and operating leverage.”

“Increased profitability has enhanced Lazard’s cash generation,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Consistent with our capital management objectives, we are returning capital to shareholders with a special dividend of $1.00 per share in addition to our regular quarterly dividend.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Full Year

Financial Advisory operating revenue was $1,207 million for 2014, 23% higher than 2013.

Strategic Advisory operating revenue was $1,092 million for 2014, 29% higher than 2013, primarily driven by record M&A and Other Advisory operating revenue of $1,011 million, which was 31% higher than 2013.

During 2014, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital advisory and sovereign advisory in the Americas, Europe, Australia, Africa and Asia.

Lazard advised or continues to advise on a number of the largest global M&A transactions announced in 2014, including: AT&T’s $67.1 billion acquisition of DIRECTV; Reynolds American (RAI) in its $27.4 billion acquisition of Lorillard and $7.1 billion sale of selected brands and assets to Imperial Tobacco, and the $4.7 billion investment in RAI by British American Tobacco; GlaxoSmithKline on its three-part transaction with Novartis in consumer, oncology and vaccines; Vivendi’s €17.0 billion sale of SFR to Numericable; and General Electric’s $16.9 billion acquisition of Alstom’s Thermal, Renewables and Grid businesses.

Capital Advisory continued to provide advice regarding balance sheet issues to public, private and sovereign clients globally in 2014, including: UK Financial Investments on the £4.2 billion disposal of part of Her Majesty’s Treasury’s shareholding in Lloyds Banking Group; acting as a financial advisor to the U.S. Department of the Treasury in connection with Treasury’s approximately $3.0 billion private offering of Ally Financial common stock in January 2014, and Treasury’s sale of 95 million Ally Financial common shares in an IPO for proceeds of approximately $2.4 billion in April 2014; The Australian Government on the A$5.7 billion IPO of Medibank; B&M European Value Retail and its selling shareholders on its £1.2 billion IPO; and Rhône Capital on its strategic investment in Elizabeth Arden through a direct structured equity investment and tender offer.

Our Sovereign Advisory business remained active in worldwide assignments in 2014, including: The Arab Republic of Egypt and The Republic of Cyprus on various financial matters; The Federal Democratic Republic of Ethiopia on its inaugural sovereign bond issuance; certain privatizations in Slovenia; Alliance Bank on its restructuring and divestiture by Kazakhstan’s sovereign wealth fund, Samruk-Kazyna; and The Hellenic Financial Stability Fund on the recapitalization of the four Greek systemic banks.

Restructuring operating revenue was $115 million for 2014, 14% lower than in 2013. Restructuring revenue continues to be generally in line with the industry-wide low level of corporate restructuring activity. Lazard remained the leading firm in global completed restructurings in 2014. (Source: Thomson Reuters)

During 2014 we were involved in many of the most notable restructuring and debt advisory assignments, including: Cengage Learning, the Official Committee of Retirees with respect to the City of Detroit, the Official Committee of Unsecured Creditors of Energy Future Holdings, OGX Petróleo e Gás Participações and USEC in their Chapter 11 or similar bankruptcy restructurings; and Dubai Group, Sorgenia and Vivarte in connection with their debt restructurings.

Please see a more complete list of Strategic Advisory transactions on which Lazard advised in the fourth quarter, or continued to advise or completed since December 31, 2014, as well as Restructuring assignments, on pages 9 – 13 of this release.

Fourth Quarter

Financial Advisory operating revenue was $359 million for the fourth quarter of 2014, 14% higher than the fourth quarter of 2013, primarily driven by a 17% increase in M&A and Other Advisory.

Strategic Advisory operating revenue was $328 million for the fourth quarter of 2014, 17% higher than the fourth quarter of 2013.

Restructuring operating revenue was $32 million for the fourth quarter of 2014, 8% lower than the fourth quarter of 2013.

Asset Management

Full Year

Asset Management operating revenue was a record $1,120 million for 2014, 9% higher than 2013.

Management fees were a record $1,019 million for 2014, 13% higher than 2013, primarily reflecting a 13% higher level of average assets under management (AUM) and strong net inflows. Incentive fees were $52 million for 2014, compared to $78 million for 2013, primarily reflecting lower year-end performance fees in our alternative investments business.

AUM was $197 billion as of December 31, 2014, up 5% from December 31, 2013. Average AUM was $196 billion for 2014, compared to $174 billion for 2013.

Net inflows for 2014 were $11.3 billion, broadly diversified across our major investment platforms from clients worldwide.

In 2014, Lazard Asset Management opened three offices in the Middle East, Europe and the U.S., increasing our distribution and investment capabilities.

Fourth Quarter

Asset Management operating revenue was $284 million for 2014, 3% lower than the fourth quarter of 2013, primarily reflecting lower incentive fees in our alternative investments business.

Management fees were a fourth-quarter record of $259 million, 9% higher than the fourth quarter of 2013, and 2% lower than the third quarter of 2014. Incentive fees were $14 million in the fourth quarter of 2014, compared to $44 million in the fourth quarter of 2013.

Average AUM for the fourth quarter of 2014 was $196 billion, 7% higher than average AUM for the fourth quarter of 2013 and 3% lower than the third quarter of 2014. AUM as of December 31, 2014, was flat to September 30, 2014.

Net inflows were $3.1 billion in the fourth quarter of 2014, primarily driven by our Multi-Regional and Fixed Income platforms.

We continued to win significant new mandates across our major platforms from clients around the world. A sample of these new mandates is reflected in Lazard’s investor presentation on our website.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1 for 2014 was $1,302 million, 9% higher than 2013, excluding related 2013 charges2, with a consistent deferral policy. The 9% increase compared to a 15% increase in operating revenue for the same period. The corresponding adjusted GAAP compensation ratio1 was 55.6% for 2014, compared to 58.8% for 2013.

Awarded compensation expense1 for 2014 was $1,305 million, 10% higher than 2013, and compared to a 15% increase in operating revenue for the same period. The corresponding awarded compensation ratio1 was 55.8% for 2014, compared to 58.3% for 2013.

Our goal remains to grow annual awarded compensation expense at a slower rate than operating revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 was $441 million for 2014, 8% higher than 2013, excluding related 2013 charges2, and compared to a 15% increase in operating revenue for the same period. The increase in non-compensation expense primarily reflected increased activity levels and investments in our businesses. The ratio of non-compensation expense to operating revenue1 was 18.8% for 2014, compared to 20.1% for 2013.

Adjusted non-compensation expense1 for the fourth quarter of 2014 was $117 million, 8% higher than the fourth quarter of 2013, excluding related 2013 charges2. The ratio of non-compensation expense to operating revenue1 was 18.1% for the fourth quarter of 2014, compared to 17.5% for the fourth quarter of 2013.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $104 million for full-year 2014 and $36 million for the fourth quarter of 2014. The effective tax rate on the same basis was 20% for full-year 2014, compared to 22% for full-year 2013.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In 2014, Lazard returned $425 million to shareholders, which included: $147 million in dividends; $193 million in share repurchases of our Class A common stock; and $85 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

During 2014, we repurchased a total of 4.1 million shares of our Class A common stock for $193 million, at an average price of $46.83 per share. In line with our objectives, these repurchases more than offset the potential dilution from our 2013 year-end equity-based compensation awards, net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances. As of February 3, 2015, our remaining share repurchase authorization was $93 million. On February 4, 2015, our Board of Directors authorized additional share repurchases of up to $150 million, which expires on December 31, 2016, bringing our total share repurchase authorization to $243 million.

On February 4, 2015, Lazard declared a quarterly dividend of $0.30 per share, and a special dividend of $1.00 per share on Lazard’s outstanding Class A common stock. The quarterly dividend and the special dividend are payable on February 19, 2015, to stockholders of record on February 13, 2015.

Lazard’s financial position remains strong. As of December 31, 2014, our cash and cash equivalents were $1,067 million, and stockholders’ equity related to Lazard’s interests was $706 million.

OPERATING MARGIN

Since April 2012, we have communicated our goal of achieving a 2014 operating margin of 25%. We have achieved this goal. Our operating margin for 2014 was 25.5% on an adjusted GAAP basis, and 25.4% on an awarded basis4. The improved operating margin primarily reflects initiatives we undertook to improve efficiency while continuing to invest in our business, as well as our strong revenue growth.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on February 5, 2015, to discuss the company’s financial results for the full year and fourth quarter of 2014. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 401-4685 (U.S. and Canada) or +1 719-457-2573 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST on February 5, 2015, via the Lazard Investor Relations website at www.lazard.com, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 719-457-0820 (outside of the U.S. and Canada). The replay access code is 1667136.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our expectations regarding future results or events, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

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FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2014)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2014 on which Lazard advised were the following:

•	Walgreens’ acquisition of the remaining 55% of Alliance Boots, valuing Alliance Boots at $37.0 billion

•	Vivendi’s €17.0 billion sale of SFR to Numericable

•	Burger King’s $11.9 billion combination with Tim Hortons

•	21st Century Fox’s $9.3 billion sale of its European satellite television holdings in Sky Italia and Sky Deutschland to BSkyB

•	Independent Directors of TUI Travel on its merger with TUI AG, valuing the combined entity at €6.5 billion

•	TIAA-CREF’s $6.3 billion acquisition of Nuveen Investments

•	Acciona’s sale of a one-third stake in AEI to KKR, valuing AEI at €2.6 billion

•	Google’s $2.9 billion sale of Motorola Mobility to Lenovo

•	Firth Rixson’s $2.85 billion sale to Alcoa

•	Independent Directors of Frontier Communications in Frontier’s $2.0 billion acquisition of AT&T’s wireline business in Connecticut

•	Ramsay Health Care and Predica’s €1.6 billion acquisition of Générale de Santé

•	Eurosic’s €1.4 billion acquisition of SIIC de Paris

•	Carmila’s €1.1 billion acquisition of nine properties from Unibail-Rodamco and Carrefour

•	Rockwood’s $1.3 billion sale of its Titanium Dioxide Pigments and other non-strategic businesses to Huntsman

•	Platform Specialty Products’ $1.0 billion acquisition of Chemtura AgroSolutions

•	Airbus’ €794 million sale of a stake in Dassault Aviation back to Dassault Aviation

•	Banco Santander’s €700 million acquisition of GE Capital’s consumer finance business in Sweden, Denmark and Norway

•	JobStreet’s RM1.9 billion sale of its online job portal business to SEEK Asia Investments

•	Bluestem Brands’ $565 million sale to Capmark Financial

•	Acorda Therapeutics’ $525 million acquisition of Civitas Therapeutics

•	FSI’s €400 million sale of 40% of Ansaldo Energia to Shanghai Electric and the establishment of two joint ventures in China

•	Blackstone Tactical Opportunities’ (Blackstone affiliate) €399 million acquisition of Lombard

•	The Carlyle Group’s sale of a stake in RAC to GIC

•	Beijing Enterprises Holdings’ acquisition of a 92.7% stake in GSEI

•	Investindustrial’s acquisition of a majority stake in FLOS

•	Investindustrial’s acquisition of an 80% stake in Goldcar

•	Edison’s creation of a new renewable energy hub with EDF Energies Nouvelles and F2i

•	Weinberg Capital’s sale of Alliance Automotive Group to Blackstone and the company’s founders

•	Alcatel-Lucent’s sale of Alcatel-Lucent Enterprise to China Huaxin

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2014 fourth quarter, or completed since December 31, 2014, are the following:

•	AT&T’s $67.1 billion acquisition of DIRECTV

•	Reynolds American (RAI) in its $27.4 billion acquisition of Lorillard and $7.1 billion sale of selected brands and assets to Imperial Tobacco, and the $4.7 billion investment in RAI by British American Tobacco

•	Lafarge’s €29.6 billion merger of equals with Holcim

•	GlaxoSmithKline’s three-part transaction with Novartis involving the sale of its Oncology business for up to $16.0 billion; acquisition of Novartis’ global Vaccines business for up to $7.1 billion; and creation of a £6.5 billion-revenue Consumer Healthcare joint venture in which GSK will hold a 63.5% equity interest

•	RockTenn’s $21.0 billion merger with MeadWestvaco

•	General Electric’s $16.9 billion acquisition of Alstom’s Thermal, Renewables and Grid businesses

•	The Zeppelin-Stiftung Foundation in ZF Friedrichshafen’s $13.5 billion acquisition of TRW Automotive

•	Pepco’s $12.2 billion sale to Exelon

•	Integrys’ $9.1 billion sale to Wisconsin Energy

•	Klépierre’s €7.3 billion acquisition of Corio*

•	Siemens’ $7.6 billion acquisition of Dresser-Rand

•	Dynegy’s $2.8 billion acquisition of assets from Duke Energy and $3.5 billion acquisition of assets from Energy Capital Partners

•	Rockwood’s $6.2 billion sale to Albemarle*

•	LabCorp’s $6.1 billion acquisition of Covance

•	Shire’s $5.2 billion acquisition of NPS Pharmaceuticals

•	SHV Holdings’ €3.5 billion acquisition of Nutreco

•	Ballymore’s joint venture with Eco World for a £2.2 billion London residential development portfolio

•	NJJ Capital’s CHF 2.8 billion acquisition of Orange Switzerland from Apax

•	Nabors’ $2.9 billion merger of its completion and production services businesses with C&J Energy Services

•	Endo International’s $2.6 billion acquisition of Auxilium Pharmaceuticals*

•	Greene King’s offer for Spirit Pub Company valuing the business at £1.6 billion

•	Corporate Governance Committee of the Board of Directors of TerraForm Power on TerraForm and SunEdison’s $2.4 billion acquisition of First Wind*

•	Steris’ $1.9 billion acquisition of Synergy Health

•	China Asset Management’s $1.3 billion acquisition of a stake in Sinopec Marketing

•	Philips’ $1.2 billion acquisition of Volcano

•	Board of Directors of Engility on Engility’s $1.1 billion acquisition of TASC

•	Exact Holding’s €730 million sale to Apax

•	Paroc Group’s €700 million sale to CVC Capital Partners

•	BJC’s €655 million acquisition of METRO Vietnam

•	Carrefour’s €600 million acquisition of DIA France

•	Helios Towers Africa on a $630 million investment by Providence Equity Partners and existing shareholders

•	Carrefour’s €525 million sale of a 10% stake in its Brazilian subsidiary to Peninsula Participações

•	Orica’s A$750 million sale of its Chemicals business to funds advised by Blackstone

•	Areva’s €475 million joint venture in the offshore wind segment with Gamesa

•	Amcom’s A$653 million sale to Vocus

•	NiSource on its separation into two publicly traded companies

•	D.E Master Blenders in its combination with Mondelēz International’s coffee business to create Jacobs Douwe Egberts

•	Non-Executive Directors of TI Automotive on TI’s sale to Bain

•	Mitsubishi Heavy Industries’ establishment of a joint venture with Siemens in steel and metal production machinery*

•	Arbor Pharmaceuticals’ sale of a minority stake to KKR*

•	Tekmira’s merger with OnCore

*	Transaction completed since December 31, 2014

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the fourth quarter of 2014 were the following:

•	The Australian Government on the A$5.7 billion IPO of Medibank

•	Action Holding B.V. on its €840 million debt refinancing

•	EQT Partners and Goldman Sachs MBD on their $671 million sale of shares in ISS A/S

•	Omnicare on its $241 million convertible debt-for-debt private exchange

•	AmTrust Financial Services on its $234 million convertible senior note exchange with new money

•	AerGen on its $200 million equity capital raise

•	Värde Partners on its £83 million sale of shares in Crest Nicholson

•	Voting Trust of IMTT Holdings in its $92 million underwritten public offering of LLC interests of Macquarie Infrastructure Company

•	Rhône Capital on its strategic investment in Elizabeth Arden through a direct structured equity investment and tender offer

•	Connect Group on its capital raise to fund the purchase of Tuffnells Parcels Express

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the fourth quarter of 2014 were the following:

•	The Cypriot Ministry of Finance on various financial matters

•	The World Bank on certain analytical work commissioned by the Debt Reduction Facility

•	The Democratic Republic of Congo on the structuring of the Inga 3 hydro project

•	The Arab Republic of Egypt on the elaboration of Egypt’s Economic Recovery Plan (EERP)

•	SNIM (the Mauritanian national mining company) on various topics, including its financing strategy

•	Alliance Bank on its restructuring and divestiture by Kazakhstan’s sovereign wealth fund, Samruk-Kazyna

•	The Federal Democratic Republic of Ethiopia on its inaugural $1 billion sovereign bond issuance

•	The Islamic Republic of Mauritania on various strategic sovereign financial issues

•	The Gabonese Republic on various sovereign financial matters, investors and rating agencies relationships, as well as Emerging Gabon Strategic Plan

•	The Republic of Congo on its sovereign credit ratings and specialized financial institutions

•	The Slovenia Restitution Fund (Slovenska Odškodninska Družba, d.d.) on the privatization of Nova KBM

•	The State of Alaska on financing its economic interest in the Alaska LNG project

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2014 on which Lazard advised include: The Official Committee of Retirees of the City of Detroit, OGX Petróleo e Gás Participações, Momentive Performance Materials, Essar Steel Algoma and Associated Wholesalers in connection with their Chapter 11 or similar financial restructurings; National Association of Letter Carriers in connection with the USPS’s restructuring efforts; Eurazeo in connection with Apcoa’s restructuring; Euroports Italy on its debt refinancing; Groupe Partouche and Vivarte on their debt restructurings; creditors in connection with Sinergia/IMCO’s in-court restructuring and Warwick Capital Partners in connection with Punch Taverns’ restructuring.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the fourth quarter of 2014, are the following:

•	Automotive: Exide Technologies

•	Healthcare: Dendreon

•	Industrials/Shipping: Nautilus Holdings

•	Power & Energy: Energy Future Holdings; Global Geophysical Services; Longview Power

•	Technology/Media/Telecom: LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the fourth quarter of 2014, are the following:

•	Cal Dive International – on its strategic alternatives

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Grupo Empresarial San José – advising a group of funds (including Värde Partners and Marathon Asset Management) on the company’s restructuring

•	Premuda – on its debt restructuring

•	RadioShack – on its debt restructuring

•	Saudi Cable Company – on its debt restructuring

•	Sorgenia – on its debt restructuring

•	Standard Register – on its strategic alternatives

•	Target Canada – on the disposition of its real estate assets in its Canadian insolvency proceedings

•	Torm – advisor to creditors in negotiations to address the company’s long-term capital structure

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ENDNOTES

1 A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

2 2013 results exclude pre-tax charges relating to previously announced cost saving initiatives and the refinancing of debt5. These charges included $54 million relating to the debt refinancing, and $51 million of compensation expense and $13 million of non-compensation expense relating to the cost-saving initiatives.

3 In 2014, Lazard returned $425 million to shareholders, which included: $147 million in dividends; $193 million in share repurchases of our Class A common stock; and $85 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

4 Adjusted GAAP operating margin is a non-U.S. GAAP measure and is defined as operating revenue minus adjusted GAAP compensation expense minus adjusted GAAP non-compensation expense, divided by operating revenue. Awarded operating margin is a non-U.S. GAAP measure and is defined as operating revenue minus awarded compensation expense minus adjusted GAAP non-compensation expense, divided by operating revenue. In 2014, our operating margin on an awarded basis was 25.4% (2014 operating revenue was $2,340 million, awarded compensation expense was $1,305 million, and adjusted GAAP non-compensation expense was $441 million).

5 During the fourth quarter of 2013, Lazard Ltd’s subsidiary Lazard Group LLC completed a refinancing of the outstanding $528.5 million of 7.125% senior notes maturing on May 15, 2015, (the “2015 Notes”) by issuing a tender and redemption notice for the 2015 Notes and by issuing $500 million of 4.25% notes maturing on November 14, 2020. Charges of $54 million related to the debt refinancing were comprised primarily of an extinguishment loss of $50 million and other related costs.

LAZ-EPE

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LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2014	2014	2013	2014	2013
Revenues:
Financial Advisory
M&A and Other Advisory	$297,160	$241,213	$253,097	23%	17%
Capital Raising	30,511	17,842	27,427	71%	11%

Strategic Advisory	327,671	259,055	280,524	26%	17%
Restructuring	31,709	32,034	34,442	(1%)	(8%)

Total	359,380	291,089	314,966	23%	14%
Asset Management
Management fees	258,750	262,992	237,992	(2%)	9%
Incentive fees	13,913	11,801	43,638	18%	(68%)
Other	11,094	13,146	11,543	(16%)	(4%)

Total	283,757	287,939	293,173	(1%)	(3%)
Corporate	2,664	4,126	12,346	(35%)	(78%)

Operating revenue (b)	$645,801	$583,154	$620,485	11%	4%

Expenses:

Compensation and benefits expense (c)	$304,956	$343,046	$348,384	(11%)	(12%)

Ratio of compensation to operating revenue	47.2%	58.8%	56.1%
Non-compensation expense (d)	$116,816	$109,473	$108,622	7%	8%

Ratio of non-compensation to operating revenue	18.1%	18.8%	17.5%
Earnings:

Earnings from operations (e)	$224,029	$130,635	$163,479	71%	37%

Operating margin (f)	34.7%	22.4%	26.4%
Net income (g)	$172,361	$88,856	$109,838	94%	57%

Diluted net income per share	$1.29	$0.67	$0.81	93%	59%

Diluted weighted average shares	134,084,160	133,566,684	135,426,314	0%	(1%)
Effective tax rate (h)	17.3%	21.0%	22.3%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended December 31,
($ in thousands, except per share data)	2014	2013	% Change
Revenues:

Financial Advisory
M&A and Other Advisory	$1,010,830	$768,790	31%
Capital Raising	81,143	78,916	3%

Strategic Advisory	1,091,973	847,706	29%
Restructuring	114,761	132,871	(14%)

Total	1,206,734	980,577	23%

Asset Management
Management fees	1,018,772	903,956	13%
Incentive fees	51,866	78,342	(34%)
Other	49,014	41,749	17%

Total	1,119,652	1,024,047	9%

Corporate	13,830	29,662	(53%)

Operating revenue (b)	$2,340,216	$2,034,286	15%

Expenses:

Compensation and benefits expense (c)	$1,301,713	$1,196,601	9%

Ratio of compensation to operating revenue	55.6%	58.8%

Non-compensation expense (d)	$440,769	$409,264	8%

Ratio of non-compensation to operating revenue	18.8%	20.1%
Earnings:

Earnings from operations (e)	$597,734	$428,421	40%

Operating margin (f)	25.5%	21.1%
Net income (g)	$427,858	$268,615	59%

Diluted net income per share	$3.20	$2.01	59%

Diluted weighted average shares	133,813,123	133,737,079	0%

Effective tax rate (h)	19.5%	22.2%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2007	2008	2009	2010	2011	2012	2013	2014
ADJUSTED U.S. GAAP BASIS (c)
Base salary	$298.7	$323.4	$289.4	$303.4	$344.2	$353.2	$339.3	$354.0
Benefits and other	157.5	144.3	133.2	149.5	162.2	162.6	191.2	215.6
Cash incentive compensation	562.1	224.7	404.6	472.8	372.4	367.2	368.5	432.9

Total cash compensation, benefits and other	1,018.3	692.4	827.2	925.7	878.8	883.0	899.0	1,002.5
Amortization of deferred incentive awards	104.8	238.3	333.4	240.5	289.4	334.8	297.6	299.2

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$1,123.1	$930.7	$1,160.6	$1,166.2	$1,168.2	$1,217.8	$1,196.6	$1,301.7

% of Operating Revenue	55.7%	55.6%	71.7%	58.9%	62.0%	61.8%	58.8%	55.6%

AWARDED BASIS
Total cash compensation and benefits (per above)	$1,018.3	$692.4	$827.2	$925.7	$878.8	$883.0	$899.0	$1,002.5
Deferred year-end incentive awards	336.7	351.7	239.3	292.7	282.4	272.4	291.0	325.2

Compensation and benefits - before special deferred incentive awards	1,355.0	1,044.1	1,066.5	1,218.4	1,161.2	1,155.4	1,190.0	1,327.7
Sign-on and other special deferred incentive awards (j)	87.9	179.6	39.2	27.3	40.0	42.1	22.1	14.2
Year-end foreign exchange adjustment (k)	6.6	(9.7)	5.6	3.3	(4.6)	1.4	1.9	(11.2)

Total Compensation and benefits - Notional	1,449.5	1,214.0	1,111.3	1,249.0	1,196.6	1,198.9	1,214.0	1,330.7
Adjustment for actual/estimated forfeitures (l)	(35.2)	(21.7)	(17.1)	(27.8)	(28.0)	(27.4)	(27.3)	(25.4)

Compensation and benefits - Awarded	$1,414.3	$1,192.3	$1,094.2	$1,221.2	$1,168.6	$1,171.5	$1,186.7	$1,305.3

% of Operating Revenue - Awarded Basis	70.2%	71.2%	67.6%	61.7%	62.0%	59.4%	58.3%	55.8%

Memo:
Total value of deferred equity-based year end incentive awards	$332.2	$202.3	$233.8	$261.4	$192.7	$183.3	$180.9	TBD
Equity-based year end awards - share equivalents (‘000)	8,787	6,489	6,477	5,775	6,932	4,929	4,146	TBD
Price at issuance	$37.81	$31.17	$36.10	$45.26	$27.80	$37.19	$43.62	TBD
Deferred compensation awards ratio (m)	24.7%	34.0%	22.3%	24.0%	24.4%	23.5%	24.4%	24.7%

Operating revenue	$2,014.8	$1,675.1	$1,617.6	$1,978.5	$1,883.9	$1,970.8	$2,034.3	$2,340.2

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Total revenue	$649,336	$581,723	$631,436	12%	3%
Interest expense	(15,396)	(15,512)	(18,746)

Net revenue	633,940	566,211	612,690	12%	3%
Operating expenses:
Compensation and benefits	307,505	338,612	367,855	(9%)	(16%)

Occupancy and equipment	25,471	29,400	26,491
Marketing and business development	28,775	19,127	23,568
Technology and information services	22,654	23,025	23,958
Professional services	13,648	11,184	10,440
Fund administration and outsourced services	16,967	17,034	15,970
Amortization of intangible assets related to acquisitions	441	4,020	7,356
Other	9,643	10,273	62,649

Subtotal	117,599	114,063	170,432	3%	(31%)

Provision (benefit) pursuant to tax receivable agreement	9,243	(176)	1,249

Operating expenses	434,347	452,499	539,536	(4%)	(19%)

Operating income	199,593	113,712	73,154	76%	NM

Provision for income taxes	26,788	23,792	20,358	13%	32%

Net income	172,805	89,920	52,796	92%	NM
Net income (loss) attributable to noncontrolling interests	421	1,061	(421)

Net income attributable to Lazard Ltd	$172,384	$88,859	$53,217	94%	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	122,307,447	122,206,914	121,748,927	0%	0%
Diluted	134,084,160	133,566,684	135,426,314	0%	(1%)

Net income per share:
Basic	$1.41	$0.73	$0.44	93%	NM
Diluted	$1.29	$0.67	$0.40	93%	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
($ in thousands, except per share data)	December 31, 2014	December 31, 2013	% Change
Total revenue	$2,363,017	$2,064,733	14%
Interest expense	(62,570)	(79,381)

Net revenue	2,300,447	1,985,352	16%
Operating expenses:
Compensation and benefits	1,313,606	1,278,534	3%

Occupancy and equipment	111,550	122,926
Marketing and business development	88,029	84,214
Technology and information services	91,120	89,289
Professional services	46,543	42,663
Fund administration and outsourced services	65,457	59,298
Amortization of intangible assets related to acquisitions	6,387	10,114
Other	39,983	80,258

Subtotal	449,069	488,762	(8%)

Provision pursuant to tax receivable agreement	18,307	1,249

Operating expenses	1,780,982	1,768,545	1%

Operating income	519,465	216,807	NM

Provision for income taxes	85,402	51,693	65%

Net income	434,063	165,114	NM
Net income attributable to noncontrolling interests	6,786	4,902

Net income attributable to Lazard Ltd	$427,277	$160,212	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	122,351,836	120,854,267	1%
Diluted	133,813,123	133,737,079	0%

Net income per share:
Basic	$3.49	$1.33	NM
Diluted	$3.20	$1.21	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	December 31, 2014	December 31, 2013

ASSETS

Cash and cash equivalents	$1,066,580	$841,482
Deposits with banks and short-term investments	207,760	244,879
Cash deposited with clearing organizations and other segregated cash	43,290	62,046
Receivables	557,596	512,675
Investments	620,352	478,105
Goodwill and other intangible assets	347,438	363,877
Other assets	506,962	508,073

Total Assets	$3,349,978	$3,011,137

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities
Deposits and other customer payables	$314,284	$275,434
Accrued compensation and benefits	606,290	523,063
Senior debt	1,048,350	1,048,350
Other liabilities	611,581	534,292

Total liabilities	2,580,505	2,381,139

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,291
Additional paid-in capital	702,576	737,899
Retained earnings	464,655	203,236
Accumulated other comprehensive loss, net of tax	(201,127)	(133,004)

Subtotal	967,402	809,422
Class A common stock held by subsidiaries, at cost	(261,243)	(249,213)

Total Lazard Ltd stockholders’ equity	706,159	560,209
Noncontrolling interests	63,314	69,789

Total stockholders’ equity	769,473	629,998

Total liabilities and stockholders’ equity	$3,349,978	$3,011,137

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31, 2014	September 30, 2014	December 31, 2013	Qtr to Qtr	YTD

Equity:
Emerging Markets	$48,459	$51,257	$47,450	(5.5%)	2.1%
Global	33,982	34,932	35,521	(2.7%)	(4.3%)
Local	31,684	30,848	31,232	2.7%	1.4%
Multi-Regional	46,787	44,264	39,859	5.7%	17.4%

Total Equity	160,912	161,301	154,062	(0.2%)	4.4%
Fixed Income:
Emerging Markets	14,227	13,966	9,048	1.9%	57.2%
Global	3,771	3,708	3,164	1.7%	19.2%
Local	3,676	3,435	3,507	7.0%	4.8%
Multi-Regional	9,436	9,570	11,155	(1.4%)	(15.4%)

Total Fixed Income	31,110	30,679	26,874	1.4%	15.8%
Alternative Investments	3,799	4,372	4,690	(13.1%)	(19.0%)
Private Equity	1,091	1,107	1,151	(1.4%)	(5.2%)
Cash Management	191	130	147	46.9%	29.9%

Total AUM	$197,103	$197,589	$186,924	(0.2%)	5.4%

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

AUM - Beginning of Period	$197,589	$176,455	$186,924	$167,060

Net Flows	3,117	1,469	11,275	(1,934)
Market and foreign exchange appreciation (depreciation)	(3,603)	9,000	(1,096)	21,798

AUM - End of Period	$197,103	$186,924	$197,103	$186,924

Average AUM	$196,351	$183,984	$196,037	$173,702

% Change in average AUM	6.7%		12.9%

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
($ in thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Operating Revenue
Net revenue - U.S. GAAP Basis	$633,940	$566,211	$612,690	$2,300,447	$1,985,352

Adjustments:
Revenue related to noncontrolling interests (n)	(2,146)	(4,032)	(4,341)	(14,956)	(15,115)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	(1,322)	5,528	(6,332)	(7,326)	(14,099)
Interest expense	15,329	15,447	18,468	62,051	78,148

Operating revenue, as adjusted	$645,801	$583,154	$620,485	$2,340,216	$2,034,286

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$307,505	$338,612	$367,855	$1,313,606	$1,278,534

Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	(51,399)
Credits (charges) pertaining to LFI and other similar arrangements	(1,322)	5,528	(6,332)	(7,326)	(14,099)
Private Equity incentive compensation (o)	—	—	(12,203)	—	(12,203)
Compensation related to noncontrolling interests (n)	(1,227)	(1,094)	(936)	(4,567)	(4,232)

Compensation & benefits expense, as adjusted	$304,956	$343,046	$348,384	$1,301,713	$1,196,601

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$117,599	$114,063	$170,432	$449,069	$488,762

Adjustments:
Charges pertaining to Senior Debt refinancing (p)	—	—	(54,087)	—	(54,087)
Charges pertaining to cost saving initiatives	—	—	—	—	(13,304)
Amortization of intangible assets related to acquisitions	(441)	(4,020)	(7,356)	(6,387)	(10,114)
Non-compensation expense related to noncontrolling interests (n)	(342)	(570)	(367)	(1,913)	(1,993)

Non-compensation expense, as adjusted	$116,816	$109,473	$108,622	$440,769	$409,264

Earnings From Operations
Operating Income - U.S. GAAP Basis	$199,593	$113,712	$73,154	$519,465	$216,807

Other adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	64,703
Charges pertaining to Senior Debt refinancing (p)	—	—	54,087	—	54,087
Private Equity incentive compensation (o)	—	—	12,203	—	12,203
Revenue related to noncontrolling interests (n)	(2,146)	(4,032)	(4,341)	(14,956)	(15,115)
Interest expense	15,329	15,447	18,468	62,051	78,148
Expenses related to noncontrolling interests (n)	1,569	1,664	1,303	6,480	6,225
Amortization of intangible assets related to acquisitions	441	4,020	7,356	6,387	10,114
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”) (h)	9,243	(176)	1,249	18,307	1,249

Earnings from operations, as adjusted	$224,029	$130,635	$163,479	$597,734	$428,421

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$172,384	$88,859	$53,217	$427,277	$160,212
Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	64,703
Charges pertaining to Senior Debt refinancing (p)	—	—	54,087	—	54,087
Private Equity incentive compensation (o)	—	—	12,203	—	12,203
Tax (benefits) allocated to adjustments (h)	—	—	(9,899)	—	(23,574)
Amount attributable to LAZ-MD Holdings	—	—	(339)	—	(787)

Adjustment for full exchange of exchangeable interests (q)
Tax adjustment for full exchange	(23)	(3)	(107)	(50)	(215)
Amount attributable to LAZ-MD Holdings	—	—	676	631	1,986

Net income, as adjusted	$172,361	$88,856	$109,838	$427,858	$268,615

Diluted net income per share:

U.S. GAAP Basis	$1.29	$0.67	$0.40	$3.20	$1.21

Non-GAAP Basis, as adjusted	$1.29	$0.67	$0.81	$3.20	$2.01

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenue related to non-controlling interests (see (i) below), and (iii) interest expense primarily related to corporate financing activities. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (n) below), (iii) for the twelve month period ended December 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity Incentive compensation (see (o) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (n) below), (iii) for the twelve month period ended December 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenue and expenses related to noncontrolling interests (see (n) below), (iv) for the twelve month period ended December 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), (v) for the three and twelve month periods ended December 31, 2014, for the three month period ended September 30, 2014, and for three and twelve month periods ended December 31, 2013, a provision pursuant to the tax receivable agreement (“TRA”), (vi) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below), and (vii) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity Incentive compensation (see (o) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the twelve month period ended December 31, 2013, charges pertaining to cost saving initiatives including severance and benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, settlement of certain contractual obligations, occupancy cost reduction and other non-compensation related costs, net of applicable tax benefits (see (h) below), (ii) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below), and (iii) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity Incentive compensation (see (o) below. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $36,053, $23,621 and $31,612 for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, $103,759 and $76,730 for the twelve month periods ended December 31, 2014 and 2013, respectively, and the denominator of which is pre-tax income of $208,837, $113,537 and $140,692 for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, $537,773 and $349,048 for the twelve month periods ended December 31, 2014 and 2013, respectively, exclusive of net income attributable to noncontrolling interests of $423, $1,060 and ($758) for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, $6,156 and $3,703 for the twelve month periods ended December 31, 2014 and 2013, respectively. Includes a provision pursuant to the tax receivable agreement (“TRA”) (see (e) above).
(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2007	2008	2009	2010	2011	2012	2013	2014

Compensation & benefits expense - U.S. GAAP Basis	$1,123,068	$1,128,253	$1,309,240	$1,194,168	$1,168,945	$1,351,129	$1,278,534	$1,313,606

Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	—	(99,987)	(51,399)	—
Charges pertaining to staff reductions	—	—	—	—	—	(21,754)	—	—
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	—	—	—	3,024	(7,557)	(14,099)	(7,326)
Charges pertaining to Private Equity incentive compensation	—	—	—	—	—	—	(12,203)	—
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	(24,860)	—	—	—	—
Acceleration of unamortized restricted stock units	—	—	(86,514)	—	—	—	—	—
Acceleration of unamortized deferred cash awards	—	—	(60,512)	—	—	—	—	—
LAM Equity Charge	—	(197,550)	—	—	—	—	—	—
Compensation related to noncontrolling interests (n)	—	—	(1,657)	(3,098)	(3,740)	(4,040)	(4,232)	(4,567)

Compensation & benefits expense, as adjusted	$1,123,068	$930,703	$1,160,557	$1,166,210	$1,168,229	$1,217,791	$1,196,601	$1,301,713

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires.
(k)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.
(l)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2007-2011 represent actual forfeiture experience. The 2012-2014 amounts represent estimated forfeitures.
(m)	Deferred compensation awards ratio is deferred year-end incentive awards, divided by total awarded compensation excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures.
(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(o)	Represents an adjustment to match the timing of the recognition of carried interest revenue subject to clawback to the recognition of the related incentive compensation expense, which is not aligned under GAAP. Such adjustment will reduce compensation expense prior to the recording of revenue and increase compensation expense in periods when revenue is recognized, generally at the end of the life of a fund.
(p)	Represents charges related to the refinancing of the 7.125% Senior Notes maturing on May 15, 2015 and the issuance of $500 million of 4.25% notes maturing on November 14, 2020.
(q)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM Not meaningful